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                                                                 Exhibit 10.5


                          SATELLITE SERVICES AGREEMENT

    This Agreement made as of the _____ day of ________, 1998 is by and between Califa Entertainment Group, Inc., with offices at 15500 Erwin Street, Suite 247, Van Nuys, CA 91411 ("Califa") and Directrix, Inc., a Delaware corporation with offices at 536 Broadway, 10th Floor, New York, New York 10012 ("Directrix").

    Whereas, Playboy Enterprises, Inc. ("PEI") and Spice Entertainment Companies, Inc. ("Spice") have entered into an Agreement and Plan of Merger ("Merger Agreement") dated as of May 29, 1998 that provides, among other things, for PEI to acquire all of the outstanding common stock of Spice, and the Merger Agreement and the Transfer and Redemption Agreement (the "Transfer Agreement") between Spice and Directrix and dated the same date as the Merger Agreement, provide that Spice will transfer, to Directrix among other assets, Spice's digital operations and playback center (the "Operations Facility") and a General Instruments Digicipher II Integrated Encoder System (exclusive to Califa unless otherwise approved by Califa in writing) capable of compressing at least four (4) MPEG 2 channels (the "Encoder System"). The Merger Agreement requires as a condition precedent to the closing ("Closing") thereunder, that Spice distribute, as part of the merger consideration, the Directrix stock to its stockholders in partial redemption of their shares of Spice common stock. Directrix will operate the Operations Facility after the Closing.

    Whereas, prior to the Closing, Spice handled playback for its three television Network known prior to the Closing as Spice, the Adam & Eve Channel and Spice Hot (the "Spice Networks") from its Operations Facility. The Spice Networks signal was terrestrially transported to the Atlantic Communications, Inc. ("Atlantic") Northvale, New Jersey uplink facility (the "Uplink Facility") over diverse redundant fiber optic paths pursuant to an Agreement between Atlantic and Spice dated as of February 24, 1997 (the "Atlantic Agreement"). The Spice Networks signal was encrypted and digitally compressed using the Encoder System which is leased from Vendor Capital Group under an equipment lease dated July 24, 1996 ("Equipment Lease Agreement") and is maintained by General Instruments ("GI") under a maintenance agreement (the "Encoder System Maintenance Agreement"). Atlantic also provided uplink of the digitally compressed Spice Networks signal under the Atlantic Agreement to Transponder 7 on a satellite commonly known as T4 and owned and operated by Loral SKYNET.

    Whereas, PEI is currently unwilling to acquire the Spice Hot network (the "Network") pursuant to the Merger Agreement and to induce Playboy to enter into the Merger Agreement, Spice has agreed to enter into an Asset Purchase Agreement dated as of May 29, 1998 pursuant to which Califa will acquire the assets of the Network prior to the Closing;

    Whereas, Directrix and Califa mutually desire for Directrix to provide a complete transmission service for the Network, including playback, encryption, compression, terrestrial connectivity and uplink services;

    Now, therefore, it is mutually agreed as follows:

1. SATELLITE SERVICES: Califa hereby grants to Directrix, and Directrix hereby accepts the right, and the obligation in consideration for the Satellite Services Fee (hereafter defined), to provide Playback, Compression and Encryption, Terrestrial Connectivity, Authorization (possibly only temporarily), and to Uplink the Network (collectively the "Satellite Services"). All Satellite Services provided hereunder by Directrix or Directrix's subcontractors shall be under Califa's sole direction and control, and Califa shall be entitled to have a Califa representative at the Operations Facility at any time. Directrix shall provide the Satellite Services hereunder on a twenty-four (24) hour per day, seven (7) days per week basis in a timely and efficient manner that rises at least to the level of, in all material respects, the past practices and procedures of Spice for the Spice Network prior to the Closing. Directrix shall consult with Califa as problems regarding the Satellite Services arise. Additionally, Directrix shall provide a 24 hour a day, 7 day a week toll-free telephone number for both routine and emergency service calls, and regularly provide Califa with a log of such calls. In the event that Califa elects not to utilize Directrix to provide Authorization services, such telephone number shall be for Califa's use only.

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


2.  DEFINITIONS:

    a. Compression and Encryption: Directrix's compression and encryption of the Network by means of a Directrix-provided Encoder System and authorization computer configured as part of the Encoder System. Directrix shall provide, through GI or another Califa-approved subcontractor, maintenance and repair of the Encoder System in accordance with terms of the Encoder System Maintenance Agreement. Directrix shall be responsible for all software license fees and maintenance costs in connection with the Encoder System and authorization computer.

    b. Playback: Playback of the Network from the Operations Facility twenty-four (24) hours per day and seven (7) days per week, from an MPEG 2 video file server and redundant real time Betacam SP playback for the movies and an emergency continuity reel, updated monthly, for the interstitial programming elements, using the programming elements for the Network provided by Califa as described hereinbelow. The Operations Facility shall be manned by on-site technicians during all operating hours. The Network shall be monitored to maintain playback, uplink and downlink continuity and quality. Redundant equipment, an uninterruptable power supply, generator back-up and standard broadcast operating controls and procedures shall be used to ensure program continuity. Telephone access and a technical contact shall be available on a twenty-four
         (24) hour basis.

    c. Terrestrial Connectivity: Directrix shall provide fiber optic terrestrial connectivity for the Network from the Operations Facility to the Atlantic Uplink Facility, pursuant to the Terrestrial Agreements (hereafter defined).

    d. Authorization: Authorizations and deauthorizations for the Network's transmission to cable head ends, direct to home platforms and any other users authorized and designated by Califa shall be immediately implemented by Directrix upon Califa's instruction from a Califa supplied list of Califa personnel authorized to provide such instructions. Califa may, upon notice to Directrix, modify the list from time to time. Directrix shall be responsible for including the authorization/deauthorization data into the signal to be uplinked to Transponder 7 and for access control to General Instrument or any subsequent operator of the control center for the Network. Califa shall have the right upon forty-five (45) days prior written notice to Directrix to discontinue receiving the Authorization services from Directrix, and to instead either secure another provider or provide this service itself via modem to the Digicipher II compression hardware provided by Directrix hereunder, which modemed service shall be done in a manner acceptable to Directrix. Califa shall be responsible for any errors in Authorization services and for any damage to the Encoder System or the authorization computer if such errors or damages are directly caused by Califa accessing the authorization computer as provided for in the preceding sentence.

    e. Uplink: Directrix shall provide the Network with twenty-four (24) hour per day, seven (7) days per week uplink services to Transponder 7 or its replacement to be designated by Califa pursuant to the Atlantic Agreement, or an agreement with another subcontractor subject to Califa's prior written approval.

3. RELATED AGREEMENTS: As provided for in the Merger Agreement and the Transfer Agreement and with respect to the Atlantic Agreement, the Encoder System Maintenance Agreement, the Equipment Lease Agreement (as it relates to the Encoder System only) and any other agreements that Spice had entered into with third parties for the provision of services which comprise the Satellite Services (collectively the "Existing Service Agreements") Spice shall: (i) terminate one or more of the Existing Service Agreements or (ii) cause one or more of the Existing Service Agreements to be assigned to Directrix so that, in either case, Spice shall have no further obligations or liability under any of the Existing Service Agreements following the Closing.

    a. Atlantic Agreement: Directrix shall enter into an agreement with Atlantic (or an agreement with another subcontractor subject to prior written approval from Playboy

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         Entertainment Group, Inc. ("Playboy") who is contracting separately with Directrix to provide Satellite Services for the existing Spice network and a new Spice network) before the Closing pursuant to which Atlantic shall provide Uplink services twenty-four (24) hours per day, seven (7) days per week from the Atlantic Uplink Facility. A signed copy of the Atlantic Agreement shall be attached hereto as Exhibit "A".

    b. Encoder System Lease: Pursuant to the terms of the Transfer and Redemption Agreement, Directrix shall enter into a lease agreement before the Closing pursuant to which Directrix shall lease the Encoder System for the Network for the duration of the Term. A signed copy of the Encoder System Lease shall be attached hereto as Exhibit "B".

    c. Encoder System Maintenance Agreement: Directrix shall enter into an agreement with GI, or an agreement with another subcontractor subject to Playboy's prior written approval, for GI to provide twenty-four (24) hour per day, seven (7) day per week maintenance of the Encoder System for the duration of the Term. A copy of the Encoder System Maintenance Agreement shall be attached hereto as Exhibit "C".

    d. Terrestrial Agreements: Directrix shall enter into agreements for redundant, diverse path fiber optic terrestrial connectivity from the Operations Facility to the Atlantic Facility for the duration of the Term. Copies of the Terrestrial Agreements shall be attached hereto collectively as Exhibit "D".

    Directrix agrees that in the event Directrix is notified that it is in breach or default of any of the above agreements, or any other agreements related to the Satellite Services, Directrix shall immediately notify Califa of such notice. Directrix's failure to comply with the foregoing shall be deemed a material breach of this Agreement.

4. SUB-CONTRACTORS: Directrix agrees to provide Califa with a list of all of its subcontractors prior to the Closing, which list of subcontractors shall be deemed approved and attached hereto as Exhibit "E". Directrix shall not have the right to engage any other subcontractors than those on the approved list, nor shall Directrix permit its subcontractors to further subcontract their responsibilities. In the event that Directrix wishes to change subcontractors or engage a new subcontractor, then Directrix shall seek Califa's prior written approval, not to be unreasonably withheld. Subject to any rights for default Califa may have under this Agreement, in the event that a Directrix subcontractor directly causes Directrix to be in default of Paragraph 11 [Uptime], then Directrix shall have the right to change such subcontractor once without seeking Califa's prior written approval. Furthermore, Directrix shall provide in its agreements with its subcontractors that in the event of any default by Directrix that affects the Network, Califa shall receive notice of such default as provided in the paragraph [Notices], and an opportunity to cure Directrix's default. Califa and Directrix agree that, notwithstanding Califa's right to cure Directrix's default, Califa shall not cure such default until Directrix has had a reasonable opportunity to cure such default following the subcontractor's written notice of Directrix's default, and such cure has not been effected. If Califa does cure such a Directrix default, Califa shall have the right to offset any out-of-pocket costs incurred by Califa in effecting such cure against any future payments to Directrix.

5. TERM: The initial term of this Agreement shall commence simultaneously with the Closing and shall end twenty-four (24) months thereafter at 12 p.m.(the "Term"). In addition to any other remedies it may have under this Agreement, in law or in equity, Califa may terminate this Agreement, in the event that Directrix has materially breached any of its obligations hereunder and such breach (which shall be specified in such notice) is not cured by Directrix within ten (10) days of such notice.

6. CONTENT OF THE SERVICE: Califa shall, in its sole discretion, include such programming in the Network as it deems appropriate. Directrix shall have no right to alter, substitute, delete or otherwise modify the content of the Network as provided by Califa. Califa shall have the exclusive right to extend, reduce or otherwise change the hours during which the Network are distributed to end users of the Network. Califa shall have the right to store any air masters and materials at the Operations Facility that have an active air date and Califa shall remove the air masters and materials from the Operations Facility within thirty (30) days of Califa's reasonable determination that such tapes no longer have an active air date. Directrix shall not exhibit

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or transmit any Network programming at any time other than as scheduled by
Califa, without express written permission by Califa. Directrix hereby acknowledges that from time to time Califa may modify the programming to be supplied as part of the Network without prior notice, and Califa shall not be held liable in any way by Directrix for such changes. Directrix shall not be responsible for pre-screening any of the videotapes delivered by Califa to Directrix pursuant to Paragraph 7 [Delivery to Directrix].

7. DELIVERY TO DIRECTRIX: Califa shall create and provide Directrix with fully-edited, ready-for-air Beta SP videotapes of all Network programming elements with a slate at the start of the tape reasonably prior to any scheduled air date. Califa shall notify Directrix which audio standards are utilized on the air masters. The Network may include all films, shows, interstitial materials, music, graphics, programming and any other elements necessary for Directrix to assemble and playback the Network as a complete twenty-four (24) hour per day, seven (7) day per week adult channel that meets the industry accepted RS250(b) standard. Directrix shall meet or exceed the RS250(b) standard in the transmission of the Network to Transponder 7.

    Califa shall retain sole ownership of all videotapes, equipment and other material provided to Directrix, including all copyrights therein, and Califa shall have access at no charge to and the right to the return of all such videotapes, equipment and materials promptly following Califa's request.

8. INSURANCE: During the Term, Directrix shall secure and maintain the following insurance:

    a. Insurance naming Califa as an additional insured and loss payee with respect to Califa's interest covering the risk of loss of or damage to all videotapes for the replacement value of the tape stock and the cost to redub the videotapes as well as for the cost of the equipment and materials furnished by Califa, equipment and material furnished by Califa; and

    b. General liability insurance naming Califa as an additional insured covering personal injury and other accidents or liability that might occur during the course of Directrix's performance of this Agreement.

    Such insurance policies shall have liability limits of at least one million dollars ($1,000,000) and Directrix shall be responsible for all deductibles thereunder. On or before the Closing, Directrix shall provide Califa with copies of certificates of such insurance reasonably acceptable to Califa. Furthermore, Directrix shall provide Califa with certificates of insurance evidencing that Directrix's subdistributors have liability policies with a minimum limit of one million dollars ($1,000,000).

9. PAYMENTS: In consideration of the Satellite Services rendered herein, Califa shall remit to Directrix the following amounts on or before the first day of each month for the Satellite Services are to be provided by Directrix during that month (individually and collectively, the "Satellite Services Fee"):

    a. In consideration of Directrix providing the Uplink services for the Network, Califa shall remit to Directrix the sum of Five Thousand Dollars ($5,000.00) per month;

    b. In consideration of Directrix providing the Playback services for the Network, Califa shall remit to Directrix the sum of Ten Thousand Dollars ($10,000) per month;

    c. In consideration of Directrix providing the Terrestrial Connectivity services for the Network, Califa shall remit an amount equal to Directrix's out-of-pocket cost of obtaining such services in accordance with the Terrestrial Connectivity Agreement;

    d. In consideration of Directrix providing the Compression and Encryption services for the Network, Califa shall remit to Directrix the sum of Five Thousand Dollars ($5,000) per month up to and including the Satellite Services Fee due on or before July 1, 1999, except that Playboy shall not be obligated to remit the above amount for the Satellite Services Fees payable on or before September 1, 1998;

    e. In consideration of Directrix providing Authorization services for the Network, Califa shall remit

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

         the sum of One Thousand and Five Hundred Dollars ($1,500) per month, which sum shall only be paid for months during which Directrix actually provides such service, and prorated in the event such service is provided for less than a full month.

    The above amounts are predicated upon all of the Network being uplinked to Transponder 7, or its successor. If Directrix is required to uplink one (1) or more of the Network to a separate transponder from the other Network, the parties shall mutually agree upon a different fee structure.

    In addition to any remedies that Directrix may have at law, in the event that Califa should fail to remit payment as provided above, Directrix shall provide Califa with written and telephonic notice of such failure as provided herein, in which case Califa shall have ten (10) days within which to cure such failure. If Califa does not cure such failure within ten (10) days, Directrix may, in addition to any other remedies it may have, either terminate this Agreement, or, as a condition precedent to continuing to provide the services herein, require payment of 1) the overdue payment and 2) a security deposit equal to one (1) month of the current Satellite Services Fee. In addition to Califa's right to terminate this Agreement prior to the completion of the Term for Directrix's assignment or breach, with no payment liability, including as provided in Paragraph 11 [Uptime], or an event of force majeure, Califa may terminate for any other reason provided that if such termination is not due to Directrix's breach or assignment or an event of force majeure, Califa shall remit the Satellite Services Fee balance of the Term to Directrix on a monthly basis as provided herein. If Califa terminates for reasons of breach or assignment as provided herein, Califa shall be entitled to a pro rata refund, including any security deposit, of the Satellite Services Fee.

    At the conclusion of the Term, the parties shall negotiate in good faith regarding the Satellite Services Fee in the event that Califa, in its sole discretion, elects to continue receiving the Satellite Services from Directrix.

10. REPORTS: Directrix shall provide Califa with a discrepancy report on a daily basis relating to any of the Satellite Services. All of Directrix's records and accounts relating to the Network shall be available for inspection and copying and for audit by Califa and its representatives during normal business hours, at any time, during the term of this Agreement and for three (3) year thereafter. In addition to the foregoing, Directrix will supply to Califa such additional information relating to the Network as Califa may reasonably request from time to time and as Directrix may reasonably obtain. It is expressly understood that Directrix's obligation to provide reports to Califa in a timely manner in accordance with this Paragraph 10 is a material obligation of Directrix hereunder.

11. UPTIME: The Satellite Services described herein shall be provided for each Network on a uninterrupted basis 99.999% of each twelve (12) month period during the Term, commencing on the first day the Satellite Services are provided to Califa, except for interruptions or other problems in such services due in whole or in part to Califa failing to provide the air masters, or because of the quality or content of the Air Masters or because of downtime or other interruption of facilities or services not provided by Directrix or its subcontractors beyond their reasonable control. In the event that, for reasons other than those described above, Directrix fails to provide the Satellite Services, Califa shall be entitled to discount the total monthly Satellite Services Fee for all Satellite Services rendered by Directrix payable on the first day of the next calendar month by an amount equal to the total Satellite Services Fee divided by the number of hours/minutes in that month, and multiplied by the number of hours/minutes for which Directrix failed to provide any of the Satellite Services for the Network. Notwithstanding the forgoing, in the event that Directrix fails to provide the Satellite Services for the Network for an aggregate amount of time exceeding .001% on a cumulative basis per twelve (12) month period of the Term, such failure shall be deemed a material breach of this agreement and Califa shall be entitled to immediately terminate this Agreement and be entitled to any remedies available to it pursuant to this agreement or by law, with two exceptions: a) Califa shall not have the right to terminate the Agreement for Directrix's first failure to provide Satellite Services so long as such first failure does not exceed two (2) continuous hours; and b) in the event that Directrix's failure to provide the Satellite Services for greater than .001% on a cumulative basis per twelve (12) month period of the Term is directly caused by one of Directrix's subcontractors, then Directrix shall have the one-time right to replace the defaulting contractor without Califa's prior approval and, so long as the total failure to provide the Satellite Services after going into default does

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not exceed two (2) hours (i.e. the total down time is no more than .001% of the twelve (12) month period plus two (2) hours), then Califa shall not have the right to terminate the Agreement.

12. OPTIONAL SERVICES: In the event that Califa shall elect to engage a third to provide 1) traffic library and quality control services; 2) satellite security; 3) network integration and scheduling; 4) creative services; 5) duplication, editing and encoding for the Network or 6) all services relating to the distribution of the Network or other adult programming via regionally deployed video file servers linked to cable systems or multichannel video programming providers, Califa agrees it shall engage Directrix to provide such services, provided that Directrix can provide such services at effectively the same level of quality and effectively at or below the price that such third party would provide such services when such quality and prices are evaluated taking into account all circumstances that would affect such quality and price. Such evaluation shall be made by Califa in its sole reasonable discretion.

13. FORCE MAJEURE: Neither party shall be liable to the other party for damages of any kind which are due to causes beyond the party's reasonable control, including, without limitation, acts of god; natural disasters, governmental acts or omissions, national emergencies, insurrections, riots, or wars; strikes, lock-outs or other labor difficulties or because of the negligent or intentional acts or omissions of the other party, provided, however, that in the case of such other party's acts or omissions, each party shall use its reasonable best efforts to continue to comply with all of its respective obligations hereunder. The Term of this Agreement shall be suspended during the period when a party is unable to fulfill its obligations hereunder by reason of the occurrence of force majeure event. Should the force majeure event continue for a minimum of fifteen (15) days in the aggregate and either party is unable to perform its obligations hereunder during such time, then the other party, in its sole discretion, may terminate this Agreement.

14. TRADEMARK APPROVAL: Directrix has not and will not acquire any proprietary rights in any of the trade names, trademarks, service marks or logos associated with Califa by reason of this Agreement or otherwise. Directrix further acknowledges the great value of the goodwill associated with the marks, and that any additional goodwill in the marks which may be created through the use of the marks by Directrix shall inure to the sole benefit of Califa and/or its parent as the case may be.

15. REPRESENTATIONS AND WARRANTIES: Califa and Directrix each represent and warrant to the other that each has the requisite power and authority to enter into this Agreement and to perform fully its respective obligations hereunder, and that this Agreement has been duly executed by it and constitutes a valid obligation enforceable against it in accordance with the terms hereof.

    Califa represents and warrants to Directrix that it will exercise its best efforts to ensure that the Network as supplied to Directrix pursuant to this Agreement, if and when presented by Directrix in the manner and at the times permitted herein, will contain no libelous or slanderous material and will not violate any copyright, right of privacy or literary or dramatic right of any person.

16. INDEMNIFICATION:

    a. Directrix and Califa shall each indemnify, defend and forever hold the other, its affiliated corporations and other entities, partners, officers, directors, employees and agents (collectively the "Indemnitees") harmless from all liabilities, claims, costs, damages and expenses (including without limitation, reasonable counsel fees of counsel of Califa's choice) (collectively "Claims") of third parties arising from the performance of each party, or its subcontractors hereunder, provided that in each case where such indemnification is sought:

         i. the Indemnitee promptly notifies the other of the Claim to which the indemnification relates;

         ii. the party giving indemnification rights to the other shall control fully any litigation, compromise, settlement or other resolution or disposition of such Claim; and

         iii. the Indemnitee fully cooperates with the reasonable requests of the other party in its defense of such claim.


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    b.   Notwithstanding the above, Califa's indemnification of Directrix will be valid in the event of a prosecution or claim involving an allegation of violation of the laws insofar as the content of the Service is concerned, provided that:

         i. Prompt telephone contact be made with Califa's President at (818) 908-0481, or other numbers hereafter specified by Califa. Such telephone notification should be immediately followed with a letter containing copies of all papers that have been served and giving complete information then available regarding the incident.

         ii. Califa will not be responsible in cases where there is any admission of guilt by anyone charged with violation of the law as to the content of the Network except with Califa's prior written consent. Settlement or dismissal of any case will not be allowed, except with Califa's prior written consent.

         iii. Actual or prospective parties involved in such prosecution shall make no voluntary disclosure regarding support or lack thereof by Califa under this policy.

    c. In no event shall either Party be liable in contract, tort, or otherwise for any special, incidental or consequential damages (including, but not limited to, lost profits), whether foreseeable or not, occasioned by any defect or delay in delivery of the services or any other cause whatsoever unless such damages arise in connection with such party's gross negligence, willful misconduct, or bad faith.

17. GOVERNING LAWS, OBLIGATIONS, ETC.: This Agreement shall be governed by and interpreted under the laws of the State of New York.

18. ASSIGNMENT: Neither party may assign this Agreement without the express written consent of the other, such consent not to be unreasonably withheld. Additionally, if Directrix directly or indirectly transfers a substantial portion of the assets or business relating to Directrix's provision of the Satellite Services, Directrix's rights and obligations under this Agreement may not be assigned to the acquirer thereof without Califa's prior consent, such consent shall not be unreasonably withheld. In determining whether to consent or withhold consent to such a transfer, Califa may take into account factors in addition to the identity of the acquirer including, but not limited to, its desire to have the Satellite Services provided for in the Los Angeles Metropolitan area. In the event Califa does not consent to such transfer, Califa shall have the right to terminate this Agreement upon thirty
(30) days prior written notice to Directrix. Califa may not assign this Agreement or any portion of its rights or obligations without Directrix's consent, not to be unreasonably withheld. Notwithstanding the foregoing, if a proposed assignee of Califa's rights and obligations hereunder agrees to be bound by the terms and provisions of this Agreement and Califa remain secondarily liable for the obligations of the assignee, Directrix shall not be entitled to withhold its consent to such assignment.

19. NOTICES: All notices, requests, demands, consents, directions and other communications provided for hereunder shall be in writing, delivered by means of U.S. certified mail, return receipt requested or personal delivery or facsimile verified with a confirmation of receipt. All notices to either party must also be made telephonically to the first individual for each party listed below, provided that if such individual is unavailable to receive such telephonic notice, such unavailability shall not negate the effectiveness of the written notice.

    a.   Califa Entertainment Group, Inc.
         15500 Ermin St. Suite 247
         Van Nuys, CA 91411
         Attention: President
         818-908-0481: Steve Hirsch

         With a copy to:

         Paul, Weiss, Rifkind, Wharton & Garrison
         1285 Avenue of the Americas
         New York, NY 10019-3990


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         Attention: James Dubin, Esq.
         (212) 373-3000: James Dubin, Esq.

         and
         Lipsitz, Green, Fahringer, Roll, Salisbury & Cambria LLP
         42 Delaware Avenue, Suite 300
         Buffalo, New York 14202
         Attention: Paul J. Cambria, Jr.
         Facsimile: (716) 855-1580

    b.   Directrix, Inc.
         536 Broadway 10th Floor
         New York, NY 10012
         Attention: Chairman,
         (212) 219-6200: Roger Faherty

         With a copy to:
         Kramer, Levin, Natfalis & Frankel
         919 Third Avenue
         New York, NY 10022,
         ATTN: Howard Rothman, Esq.,
         (212) 715-9100: Howard Rothman, Esq.

    or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All notices shall, when mailed or faxed, be deemed effective on the date deposited in the mail or on the date receipt of such fax is so confirmed.

20. CONFIDENTIALITY: Neither Califa nor Directrix shall disclose to any third party (other than its respective employees, in their capacity as such), without the other party's written approval, any information with respect to the terms and provisions of this Agreement except: (i) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other and shall seek confidential treatment of such information, (ii) as part of its normal reporting or review procedure to its parent company, its auditors and its attorneys, provided, however, that such parent company, auditors and attorneys agree to be bound by the provisions of this paragraph and (iii) in order to enforce its rights pursuant to this Agreement.

21. MISCELLANEOUS: This Agreement constitutes the entire agreement between the parties hereto, and may not be modified or changed except in a writing executed by all parties hereto. This Agreement supersedes any prior written or oral understanding between the parties. Each party acknowledges that it is entering into this Agreement in reliance only upon the provisions herein set forth, and not upon any covenants, representations, warranties or other considerations not set forth herein. The headings, captions and arrangements used in this Agreement are, unless specified otherwise, for convenience of reference only and shall not be deemed to limit, amplify or modify the terms of this Agreement nor affect the meaning thereof. This Agreement describes a contractual, independent contractor/distributor relationship and nothing contained herein shall be deemed to create any partnership, joint venture, employment or similar relationship between the parties. This Agreement may be executed in one or more counterpart copies, including by facsimile, and each counterpart together with all other counterparts shall constitute a fully-executed Agreement.

DIRECTRIX, INC.                        CALIFA ENTERTAINMENT GROUP, INC.


By:                                    By:
   ---------------------------------      --------------------------------

Title:                                 Title:
      ------------------------------         -----------------------------

                                   EXHIBIT "E"

                             Subco's Subcontractors


Subcontractor Name            Subcontractor Address           Telephone/Fax No.          Contact Name
------------------            ---------------------           -----------------          ------------
1.

2.

3.

4.
